                                    As filed pursuant to Rule 424(b)(3) and (c)
                                    Registration No. 333-31826


   PROSPECTUS SUPPLEMENT DATED JULY 21, 2000
   TO PROSPECTUS DATED MARCH 16, 2000

                                DOUBLECLICK INC.

                              --------------------

                         913,284 Shares of Common Stock

                              --------------------

     This Prospectus Supplement supplements our Prospectus dated March 16, 2000 relating to the public offering, which is not being underwritten, and sale by certain of our shareholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of up to 913,284 shares of our Common Stock, who received such shares in connection with our acquisitions of Businesslink Incorporated and DoubleClick Scandinavia AB. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

     The information contained in the table appearing under the heading "Selling Stockholders" on pages 19-21 of the Prospectus is hereby amended to add the following information:



                                            Number of Shares    Number of Shares
                                               Beneficially      Registered for
Name                                             Owned             Sale Hereby
---------------------------------------------------------------------------------
LBD Ledstiernan Business Development Ltd....       28,155            23,182



     The information contained in the table appearing under the heading "Selling Stockholders" on pages 19-21 of the Prospectus with respect to the Selling Stockholders named below is hereby deleted and restated with the following information:




                                                 Number of Shares    Number of Shares
                                                   Beneficially      Registered for
Name                                                  Owned            Sale Hereby
-------------------------------------------------------------------------------------

Mats Sundstrom ....................................    68,502            56,402
Ledstiernan BV ....................................    40,422            33,282
Celsia S.A. .......................................    27,209(7)         27,160
Ledstiernan Investment Ltd  .......................    28,155            23,182
Minvest  ..........................................    11,824             9,736
Sven Goran Arvinius(2) ............................     2,719(8)          5,666
Other holders of shares of our common stock(5) ....                      16,240



(2)  This stockholder is currently a sales director of DoubleClick Sandinavia.
(5) Information about other selling stockholders will be set forth in additional prospectus supplements, if required.
(7) Excludes 5,000 shares of our common stock previously sold by this stockholder under the prospectus dated March 16, 2000.
(8) Excludes 4,000 shares of our common stock previously sold by this stockholder under the prospectus dated March 16, 2000.